Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-11313-99, 333-87069-99, 333-121908, 333-155291, 333-166598, 333-184165 and 333-190104) of Nabors Industries Ltd. of our report dated February 26, 2016, with respect to the consolidated balance sheets of C&J Energy Services Ltd. as of December 31, 2015 and 2014, and the related consolidated statements of operations, comprehensive income (loss), shareholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2015, which report appears in the Form 10-K of C&J Energy Services Ltd. dated February 26, 2016.

Houston, Texas
April 1, 2016